                                                      Exhibit 5


                                                      July 5, 2001


Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080

Dear Sirs:

     We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about July 5, 2001 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 100,000,000 shares of Common Stock, par value $1.33 1/3 per share (including Preferred Stock Purchase Rights) (the "Common Stock") of Merrill Lynch & Co., Inc. that may be sold in connection with the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers (the "Plan"). In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, we advise you that, in our opinion, the shares of Common Stock sold in connection with the Plan will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                             Very truly yours,


                                             /s/ Sidley Austin Brown & Wood LLP